Exhibit 99.1

Portal Software Lowers Second Quarter Revenue Estimates, Raises

Bookings Estimates

CUPERTINO, Calif., (August 9, 2004) — Portal Software, Inc. (Nasdaq: PRSF) today provided an update to its fiscal 2005 second quarter outlook.

Portal Software announced:

•	Revenue for the second quarter of fiscal 2005 is expected to be in the range of $22 million to $27 million, which is below the Company’s prior May 25, 2004 forecast of $33 million to $38 million

•	Bookings were strong and are expected to be in the range of $43 million to $44 million

•	Deferred revenue for the second quarter of fiscal 2005 increased sharply from $23.8 million in the first quarter of fiscal 2005

•	Cash is expected to be approximately $84 million to $85 million, with free cash flow for the quarter of approximately ($3) million

As previously stated by Portal, the timing of revenue is subject to significant volatility as the Company continues its transformation to an end-to-end solutions provider to global Tier 1 communications and media companies and Bookings and Free Cash Flow are the key indicators for the underlying strength of the business.

“We are obviously disappointed in our anticipated second quarter results,” said John Little, Portal’s founder and CEO. “However, given the considerable strength in bookings, one of our key business indicators, and the improvement in free cash flow, we remain optimistic about Portal’s future prospects.”

Portal Software will report final results for the fiscal 2005 second quarter on August 24, 2004. Details about the Company’s conference call on that day can be found on Portal’s investor relations website at www.portal.com and will also be included in Portal’s second quarter earnings release.

A.	About Portal Software, Inc.

Portal Software provides flexible billing and subscriber management solutions to enable organizations to monetize their voice and digital transactions. Portal’s convergent billing platform enables service providers to charge, bill, and manage a wide range of services via multiple networks, payment models, pricing plans, and value chains. Portal’s flexible and scalable product-based solutions enable customers to introduce new value-added services quickly, maximum business value and lower total cost of ownership. Portal’s customers include thirty-five of the top fifty wireless carriers as well as organizations such as Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom. For more information, please visit www.portal.com.

B. Forward Looking Statement

Statements in this release concerning Portal Software, Inc.’s final Q2 2005 financial results including revenue, orders, deferred revenue and cash, and business outlook and prospects are forward-looking statements that involve a number of uncertainties and risks. Factors exist that could cause actual events or results to differ materially. First, the Company has not yet completed its quarter-end close for the fiscal 2005 second quarter; nor have its auditors completed their review of the Company’s financial results, including its revenue recognition review of several of the company’s large Q2 transactions. As such, the financial information provided in this press release regarding Q2 2005 is preliminary and subject to change. In addition, other factors that could cause actual events or results to differ materially include the following: the final results of Portal’s second quarter close and completion by its auditors of their review of such results, general business and economic conditions and changes in the amount of technology spending by our customers and prospects; the timing or delay in signing, commencement, implementation and performance of projects or contracts or the delivery of products and services under them and revenue recognition issues related to same; market acceptance of Portal’s products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; fluctuations in the market price of Portal stock that can result in unpredictable compensation expense charges; difficulties in implementing or realizing the benefits of cost reduction efforts, such as our ability to sublease or eliminate excess office facilities in a timely and cost effective manner; sales force training and productivity; challenges associated with recruiting, training, and retaining skilled management and other personnel; ability to establish, maintain, and effectively implement relationships with system integrators and other strategic resellers and vendors and to manage large multi-party projects involving system integrators and other parties; rapid technological changes; competitive factors; and unanticipated delays in scheduled product availability. In addition, the significant Tier 1 transactions Portal has closed and is pursuing are larger, multi-year deals, in which revenue may be recognized over multiple periods which may increase long-term predictability and limit near-term visibility and also involve longer sales cycles. Portal anticipates that its actual gross margins will be less than the range previously estimated; however, pending further review and analysis of second quarter financial data Portal is not currently able to update its guidance with respect to second quarter gross margins at this time. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Copyright© 2004 Portal Software, Inc. All rights reserved. The Portal logo is a U.S. registered trademark, and Portal is a trademark of Portal Software, Inc. All other trademarks are the property of their respective owners.

Contacts:

At Portal: Kathy Cotten, investor_relations@portal.com, 408.572.2345

At Financial Relations Board: Amy Cozamanis, acozamanis@financialrelationsboard.com, 310.407.6547

2